EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE
BETWEEN
AMERICAN EXPRESS COMPANY
AND
THE BANK OF NEW YORK MELLON,
formerly known as The Bank of New York

DATED AS OF MAY 26, 2022

4.989% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE MAY 26, 2033

i

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of May 26, 2022 (this “SECOND SUPPLEMENTAL INDENTURE”), between AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY”), having its principal executive office at 200 Vesey Street, New York, New York 10285 and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “TRUSTEE”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, supplementing the Subordinated Indenture, dated as of August 1, 2007, between the Company and the Trustee (the “BASE INDENTURE” and, together with this Second Supplemental Indenture and as further amended and supplemented from time to time, the “INDENTURE”).
WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the “SECURITIES,” and individually, a “SECURITY”) to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;
WHEREAS, Section 11.01(c) of the Base Indenture provides that the Company, when authorized by or pursuant to the authority granted in a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may, without consent of Holders, enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to establish the form or terms of the Securities of any series as permitted by Section 2.01 or Section 3.01 of the Base Indenture;
WHEREAS, Section 11.01(l) of the Base Indenture provides that the Company, when authorized by or pursuant to the authority granted in a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may, without consent of Holders, enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to add to, change or eliminate any of the provisions of the Base Indenture; provided, that any such addition, change or elimination shall not apply to any outstanding Security, and the Company and the Trustee wish to amend Sections 1.01, 3.04, 4.04, 7.01 and 9.04 of the Base Indenture, for purposes of the Notes and each other series of Securities created on or after the date hereof;
WHEREAS, the Company hereby appoints the Trustee to act as trustee for the issuance of the Notes;
WHEREAS, pursuant to the terms of this Second Supplemental Indenture, the Company desires to provide for the establishment of a new series of Securities to be known as the “4.989% Fixed-to-Floating Rate Subordinated Notes due May 26, 2033” (the “NOTES”), the form and substance of such Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture. All requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms (and to make the Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Notes, as follows:

ARTICLE I
DEFINITIONS
Section 1.1Definition of Terms
Unless the context otherwise requires:
(a)a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;
(b)a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
(c)the singular includes the plural and vice versa;
(d)unless otherwise specified, any reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;
(e)headings are for convenience of reference only and do not affect interpretation;
(f)any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of May 26, 2022 shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and
(g)the following terms have the following meanings:
“2024 SUBORDINATED NOTES” has the meaning set forth in Section 4.1.
“BASE INDENTURE” has the meaning set forth in the Recitals.
“BENCHMARK” means, initially, Compounded SOFR; provided that if the Company (or its designee) determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR or SOFR Index used in the calculation thereof) or the then-current Benchmark, then “BENCHMARK” means the applicable Benchmark Replacement.
“BENCHMARK REPLACEMENT” means the first alternative set forth in the order below that can be determined by the Company (or its designee) as of the Benchmark Replacement Date:
(1)the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)the sum of: (a) the alternate rate of interest that has been selected by the Company (or its designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“BENCHMARK REPLACEMENT ADJUSTMENT” means the first alternative set forth in the order below that can be determined by the Company (or its designee) as of the Benchmark Replacement Date:
(1)the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“BENCHMARK REPLACEMENT CONFORMING CHANGES” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Floating Rate Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other technical, administrative or operational matters) that the Company (or its designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its designee) determines is reasonably practicable).
“BENCHMARK REPLACEMENT DATE” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“BENCHMARK TRANSITION EVENT” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“BUSINESS DAY” means any day which is not a Saturday, a Sunday or any other day on which banks in New York City are authorized or obligated by law or regulation to close.
“CALCULATION AGENT” has the meaning set forth in Section 3.5(j).
“COMPANY” has the meaning set forth in the Recitals.
“COMPOUNDED SOFR” has the meaning set forth in Section 3.5(e).
“COVENANT DEFAULT” means a default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included solely for the benefit of Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”
“DTC” means The Depository Trust Company, a New York corporation, and its successors.
“EVENT OF DEFAULT” has the meaning set forth in Section 3.7(a).
“FIXED INTEREST RATE” has the meaning set forth in Section 3.5(a)(i).

“FIXED RATE INTEREST PAYMENT DATE” has the meaning set forth in Section 3.5(a)(i).
“FIXED RATE PERIOD” has the meaning set forth in Section 3.5(a)(i).
“FLOATING INTEREST RATE” has the meaning set forth in Section 3.5(a)(ii).
“FLOATING RATE INTEREST DETERMINATION DATE” means the date two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity, or in the case of the redemption of any Notes, preceding the Redemption Date).
“FLOATING RATE INTEREST PAYMENT DATE” has the meaning set forth in Section 3.5(a)(ii).
“FLOATING RATE INTEREST PERIOD” means (1) the period from, and including, any Floating Rate Interest Payment Date (or, with respect to the initial Floating Rate Interest Period only, from, and including, the preceding Interest Payment Date) to, but excluding, the next succeeding Floating Rate Interest Payment Date; (2) in the case of the last such period, from, and including, the Floating Rate Interest Payment Date immediately preceding the Maturity to, but excluding, such Maturity; or (3) in the event of any redemption of any Notes, from, and including, the Floating Rate Interest Payment Date immediately preceding the Redemption Date to, but excluding, such Redemption Date.
“FLOATING RATE PERIOD” has the meaning set forth in Section 3.5(a)(ii).
“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.
“GLOBAL NOTES” has the meaning set forth in Section 3.4(a).
“INDENTURE” has the meaning set forth in the Recitals.
“INTEREST PAYMENT DATE” means any Fixed Rate Interest Payment Date or any Floating Rate Interest Payment Date, as applicable, as set forth in Section 3.5(a).
“INTEREST RATE” means any Fixed Interest Rate or any Floating Interest Rate, as applicable, as set forth in Section 3.5(a).
“ISDA DEFINITIONS” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA FALLBACK ADJUSTMENT” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA FALLBACK RATE” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“ISSUE DATE” has the meaning set forth in Section 3.2.
“MATURITY” when used with respect to the Notes means the date on which the principal of the Notes becomes due and payable as herein provided whether at the Stated Maturity or by declaration of acceleration.
“NOTES” has the meaning set forth in the Recitals.
“OBSERVATION PERIOD” means, in respect of each Floating Rate Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such Floating Rate Interest Period (or in the final Floating Rate Interest Period, preceding the Maturity or in the case of the redemption of any Notes, preceding the Redemption Date).
“PAYING AGENT” shall initially be The Bank of New York Mellon. The Company may change the Paying Agent without notice to any Holder of Notes.
“REDEMPTION DATE,” when used with respect to the Notes or a portion thereof to be redeemed, means the date fixed for such redemption by the Company pursuant to Section 3.6 hereof.
“REFERENCE TIME” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its designee) in accordance with the Benchmark Replacement Conforming Changes.
“REGULAR RECORD DATE” has the meaning set forth in Section 3.5(l).
“REGULATORY CAPITAL EVENT” has the meaning set forth in Section 3.6(c).
“RELEVANT GOVERNMENTAL BODY” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SECOND SUPPLEMENTAL INDENTURE” has the meaning set forth in the Recitals.
“SECURITIES” or “SECURITY” has the meaning set forth in the Recitals.
“SECURITY REGISTRAR” shall initially be The Bank of New York Mellon. The Company may change the Security Registrar without notice to any Holder of Notes.
“SENIOR INDEBTEDNESS” has the meaning set forth in Section 4.1.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR ADMINISTRATOR” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
“SOFR ADMINISTRATOR’S WEBSITE” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“SOFR INDEX” means, with respect to any U.S. Government Securities Business Day: (1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR INDEX DETERMINATION TIME”); provided that: (2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (a) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described in Section 3.5(h); or (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described in Section 3.5(i).
“STATED MATURITY” has the meaning set forth in Section 3.2.
“TRUSTEE” has the meaning set forth in the Recitals.
“UNADJUSTED BENCHMARK REPLACEMENT” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. GOVERNMENT SECURITIES BUSINESS DAY” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
ARTICLE II
AMENDMENTS TO BASE INDENTURE
For all Securities of a series created pursuant to the Base Indenture on or after the date hereof, the Base Indenture is hereby amended as follows:
Section 2.1    Amendment to Section 1.01. The following change is made to Section 1.01 of the Base Indenture:
The definition of “Principal Subsidiaries” is deleted.
The definition of “Officer” is deleted, amended and restated in its entirety to read as follows:
““Officer” means the Chairman of the Board, any one of the Vice Chairmen, the President, any one of the Vice Presidents, the Treasurer, any one of the Assistant Treasurers, the Controller, any one of the Assistant Controllers, the Secretary, the Deputy Corporate Secretary or any one of the Assistant Secretaries of the Company.”
Section 2.2    Amendment to Section 3.04. The following change is made to Section 3.04 of the Base Indenture:
The first two sentences of Section 3.04(a) shall be deleted, amended and restated in its entirety to read as follows:
“The Securities shall be signed in the name and on behalf of the Company by the manual, facsimile or electronic signatures of its Chairman of the Board, any one of its Vice Chairmen, its President or any one of its Vice Presidents and attested to by its Secretary or any one of its Assistant Secretaries, whose signatures may be manual, facsimile or electronic. Only such Securities as shall bear thereon a certificate of authentication substantially in the form hereinbefore recited, executed by or on behalf of the Trustee by manual, facsimile or electronic signature, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose.”
Section 2.3    Further Amendments to Sections 1.01 and 3.04 and Amendments to Section 3.03 and 5.03. The following changes are made to Sections 1.01, 3.03, 3.04 and 5.03 of the Base Indenture:
Any reference in the Base Indenture (as amended by Section 2.1 of this Second Supplemental Indenture) to an Assistant Secretary, Assistant Treasurer or Assistant Controller means any deputy, associate or assistant (or any person performing similar functions) to the Secretary, Treasurer or Controller.
Section 2.4    Amendments to Section 4.04. The following changes are made to Section 4.04 of the Base Indenture:
The number 30 in the first sentence of Section 4.04 is replaced with the number 5.
The following language is added after the first sentence of Section 4.04:
“Any notice of redemption of the Securities to be redeemed at our option may state that such redemption shall be conditional, in the Company’s discretion, on one or more conditions precedent, and that the Redemption Date may (but shall not be required to) be delayed until such time as any or all of such conditions have been satisfied, and that such conditional notice of redemption may be rescinded by the Company if the Company determines that any or all of such conditions will not be satisfied by the Redemption Date, and that in such event, such redemption notice shall be of no further force or effect and the Company shall not be required to redeem the Securities of the series to have been redeemed on the Redemption Date or otherwise. Notice shall be given to each Holder of Securities of the series to be redeemed, at his address appearing in the Securities Register.”
Section 2.5    Amendments to Section 7.01. The following change is made to Section 7.01 of the Base Indenture:
The definition of “Events of Default” contained in Section 7.01 of the Base Indenture is hereby amended by deleting the existing Section 7.01(f) and replacing it with the following, and references in the Indenture to “Events of Default” shall mean Events of Default as such term is so amended:
“(f) [Intentionally omitted]”
Section 2.6    Amendments to Section 9.04. The following changes are made to Section 9.04 of the Base Indenture:
The first sentence of Section 9.04(a) of the Base Indenture shall be deleted, amended and restated in its entirety to read as follows:
“file with the Trustee for the Securities of each series, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission and that to the extent information, documents or reports are filed with the Commission and required to be delivered to the Trustee, the availability of such information, documents or reports on the Commission’s Electronic

Data Gathering Analysis and Retrieval system or any successor thereto or the Company’s website will be deemed to have satisfied such delivery requirements to the Trustee”;
The following shall be added at the end of Section 9.04(c):
“To the extent information, documents or reports are filed with the Commission and required to be delivered to the Holders, the availability of such information, documents or reports on the Commission’s Electronic Data Gathering Analysis and Retrieval system or any successor thereto or the Company’s website will be deemed to have satisfied such delivery requirements to the Holders.”

ARTICLE III
TERMS OF THE NOTES
Pursuant to Section 3.01 of the Base Indenture, the Notes are hereby established with the following terms and other provisions:
Section 3.1    Designation and Principal Amount
(a)There is hereby authorized a series of Securities designated the “4.989% Fixed-to-Floating Rate Subordinated Notes due May 26, 2033” in the initial aggregate principal amount of $750,000,000.
(b)The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture but without the consent of the Holders of Notes, create and issue pursuant to the Indenture an unlimited principal amount of additional Notes (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other Outstanding Notes, except that any such additional Notes (i) may have a different issue date and issue price from other Outstanding Notes and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes. Such additional Notes shall constitute part of the same series of Notes as the Notes initially issued hereunder.
Section 3.2    Issue Date; Maturity
The date of issuance of the Notes is May 26, 2022 (the “ISSUE DATE”). The Notes shall mature on May 26, 2033 (the “STATED MATURITY”). On the Maturity, Holders will be entitled to receive 100% of the principal amount of the Note plus accrued and unpaid interest, if any.
Section 3.3    Place of Payment and Surrender for Registration of Transfer
Payment of principal of (and premium, if any) and interest on the Notes shall be made, the transfer of Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like principal amount at the office or agency of the Trustee maintained for such purpose, initially the Corporate Trust Office. Payment of any principal (and premium, if any) and interest on Notes issued as Global Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. Interest on Notes issued in physical form will be payable (i) by a U.S. dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of Notes of a principal amount of the Notes in excess of $1,000,000, by wire transfer in immediately available funds.

Section 3.4    Registered Securities; Form; Denominations; Depositary
(a)The Notes shall be issued in fully registered form as registered Securities and shall be initially issued in the form of one or more permanent Global Securities (the “GLOBAL NOTES”) in the form of Exhibit A hereto. The Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.
(b)The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Section 3.5    Interest
(a)The Notes shall accrue interest:
(i)from, and including, the Issue Date to, but excluding, May 26, 2032 (the “FIXED RATE PERIOD”) at a rate per annum equal to 4.989% (the “FIXED INTEREST RATE”), payable semi-annually in arrears on May 26 and November 26 of each year (each, a “FIXED RATE INTEREST PAYMENT DATE”), beginning November 26, 2022, to the Person in whose name the Note is registered in the Security Register at the close of business on the Regular Record Date, except that interest payable at Maturity will be payable to the person to whom the principal of the Notes is paid; and
(ii)from, and including, May 26, 2032 to, but excluding, May 26, 2033 (the “FLOATING RATE PERIOD”) at a rate per annum equal to Compounded SOFR plus 2.255% (the “FLOATING INTEREST RATE”), payable quarterly in arrears on February 26, May 26, August 26 and November 26 (each a “FLOATING RATE INTEREST PAYMENT DATE”), beginning on August 26, 2032, to the Person in whose name the Note is registered in the Security Register at the close of business on the Regular Record Date, except that interest payable at Maturity will be payable to the person to whom the principal of the Notes is paid.
(b)The amount of interest payable will be computed as follows:
(i)During the Fixed Rate Period, interest on the Notes will be paid on the basis of a 360-day year comprising twelve 30-day months; and
(ii)During the Floating Rate Period, interest on the Notes will be paid on the basis of a 360-day year for the actual number of days elapsed during the period.
(c)If any day on which a payment with respect to the Fixed Rate Period is due is not a Business Day, then the Holder of the Note shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay.
(d)If any day on which a payment with respect to the Floating Rate Period is due (other than the Maturity or a Redemption Date) is not a Business Day then the applicable Floating Rate Interest Payment Date (other than the Maturity or a Redemption Date) will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date (other than the Maturity or a Redemption Date) will be the immediately preceding Business Day. If any such Floating Rate Interest Payment Date (other than the Maturity or a Redemption Date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the Holder of the Note will be entitled to more or less interest, respectively. If the Maturity or a Redemption Date during the Floating Rate Period is not a Business Day, the payment of principal and interest at such Maturity or Redemption Date will not be made until the next following Business Day and no further interest will be paid in respect of the delay in such payment.
(e)“Compounded SOFR” with respect to any Floating Rate Interest Period will be determined by the Calculation Agent (appointed pursuant to Section 3.5(j) hereof) in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point)

(	SOFR IndexEnd	– 1)	x	(360)
	SOFR IndexStart			dc
where:
“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Interest Period;
“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date relating to such Floating Rate Interest Period (or in the final Floating Rate Interest Period, preceding the Maturity, or in the case of the redemption of any Notes, preceding the Redemption Date); and
“dc” is the number of calendar days in the relevant Observation Period.
(f)Notwithstanding anything to the contrary herein, if the Company (or its designee, which the Company may designate in its sole discretion and which may be an affiliate of the Company) determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth in Section 3.5(i) will thereafter apply to all determinations of the rate of interest payable on the Notes.
(g)For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Interest Rate for each Floating Rate Interest Period on the Notes will be an annual rate equal to the Benchmark Replacement plus 2.255%.
(h)SOFR Index Unavailable Provisions
(i)If a SOFR IndexStart or SOFR IndexEnd is not published on the relevant Floating Rate Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the relevant Floating Rate Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S.

Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
(i)Effect of Benchmark Transition Event
(i)Benchmark Replacement. If the Company (or its designee, which the Company may designate in its sole discretion and which may be an affiliate of the Company) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
(iii)Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its designee) pursuant to the provisions set forth herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
(1)will be conclusive and binding absent manifest error
(2)if made by the Company, will be made in its sole discretion;
(3) if made by the Company’s designee, will be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and
(4)notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from the Holders of the Notes or any other party.
(j)Calculation Agent. Unless the Company has redeemed all of the outstanding Notes, it will appoint a calculation agent for the Notes (which may be the Company or any of its affiliates) prior to the commencement of the Floating Rate Period (such agent, the “CALCULATION AGENT”). All calculations made by the Calculation Agent for the purposes of calculating interest on Notes during the Floating Rate Period shall be conclusive and binding on the Holders of the Notes, the Trustee and the Company, absent manifest error.
(i)On each Floating Rate Interest Determination Date relating to the applicable Floating Rate Interest Payment Date, the Calculation Agent will calculate the amount of accrued interest payable on the Notes by multiplying (1) the outstanding principal amount of the Notes by (2) the product of (A) the Interest Rate for the relevant Floating Rate Interest Period multiplied by (B) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Notes be less than zero.

(ii)For the avoidance of doubt, in no event shall the entity acting as the Calculation Agent or the Trustee be required to act as the Company’s designee for the purposes of determining if any Benchmark Transition Event has occurred, selecting any Benchmark Replacement or determining any Benchmark Replacement Adjustment unless such entity agrees to such appointment in writing.
(k)Unpaid Interest. Interest not paid on any Interest Payment Date will accrue and compound at the Interest Rate. Such interest will accrue and compound to the date that it is actually paid.
(l)Regular Record Dates. The Regular Record Dates for the Notes shall be on the fifteenth day next preceding each Interest Payment Date during the Fixed Rate Period and the fifteenth day next preceding each Interest Payment Date during the Floating Rate Period (each, a “REGULAR RECORD DATE”).
Section 3.6    Optional Redemption by the Company
The Notes shall not be subject to repayment at the option of the Holders at any time prior to Stated Maturity. The Company may redeem the Notes, on at least 5 days’ and no more than 60 days’ prior written notice (any such date fixed pursuant to this Section 3.6, a “REDEMPTION DATE”), under the following circumstances:
(a)Redemption during the Three-Month Period prior to, and including May 26, 2032 (the tenth anniversary of the Issue Date). The Company may, at its option, redeem the Notes, in whole but not in part during the three-month period prior to, and including, May 26, 2032 (the tenth anniversary of the Issue Date), at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.
(b)Redemption during the Three-Month Period prior to the Stated Maturity. The Company may, at its option, redeem the Notes, in whole or in part during the three-month period prior to the Stated Maturity, at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.
(c)Redemption upon a Regulatory Capital Event. If the Company makes a good faith determination that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after the Issue Date, (ii) any proposed amendment to, clarification of, or change in, those laws or regulations that is announced or becomes effective on or after the Issue Date, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced on or after the Issue Date, there is more than an insubstantial risk that the Company will not be entitled to treat the full principal amount of the Notes as Tier 2 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Notes are outstanding (a “REGULATORY CAPITAL EVENT”), then the Company may, at its option, redeem, in whole but not in part at any time within 90 days following the occurrence of a Regulatory Capital Event, the Notes, at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.
Section 3.7    Events of Default

(a)An “EVENT OF DEFAULT” with respect to the Notes shall mean an event specified in clause (g) of Section 7.01 of the Base Indenture. Clauses (a) through (f) of Section 7.01 of the Base Indenture shall be inapplicable with respect to the Notes (and shall not constitute Events of Default with respect to the Notes).
Section 3.8    Covenant Defaults
(a)Section 7.07 of the Base Indenture is hereby amended and replaced in its entirety with respect to the Notes with the following text:
Section 7.07.    Limitation on Suits.
No Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee (or other similar official), or for any other remedy hereunder, unless:
1) an Event of Default or Covenant Default with respect to the Notes shall have occurred and be continuing and such Holder previously shall have given to the Trustee for the Notes written notice of the occurrence and continuance thereof;
2) the Holders of not less than a majority in principal amount of the Outstanding Notes shall have made written request to such Trustee to institute proceedings in respect of such Event of Default or Covenant Default in its own name as Trustee hereunder;
3) such Holder or Holders have offered to such Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
4) such Trustee for 90 days after receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
5) no direction inconsistent with such written request has been given to such Trustee during such 90-day period by the Holders of a majority in principal amount of the Outstanding Notes;
it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes, or to obtain or to seek to obtain priority or preference over any other such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of the Notes. Other than as provided in Section 7.08 hereof, only the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Notes may institute a proceeding against the Company on account of any Covenant Breach. Notwithstanding the foregoing, Holders shall have an absolute right to receive payment of the principal of, and interest on, their Notes when due, and to institute suit to enforce any such payment.
(b)Section 8.02 of the Base Indenture is hereby amended and replaced in its entirety with respect to the Notes with the following text: “Within 90 days after the occurrence of any default hereunder with respect to the Notes which is known to a Responsible Officer of the

Trustee or of which such Trustee has been given written notice, the Trustee shall transmit to all Holders of the Notes, as their names and addresses appear in the Securities Register, notice of such default hereunder with respect to such series known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any Note, or in the payment of any redemption payment, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of such Holders.”
Section 3.9    Exchange and Registration of Transfer of Securities
The Base Indenture is hereby amended and supplemented with respect to the Securities by replacing the seventh paragraph of Section 3.05 with the following: “As provided in Section 3.04 hereof, each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture. Notwithstanding the foregoing and except as otherwise specified as contemplated by Section 3.01, no Global Security shall be registered for transfer or exchange, or authenticated or delivered, pursuant to this Section 3.05 or Sections 3.06, 3.07, 4.07 or 11.07 in the name of a Person other than the Depositary for such Security or its nominee until (i) the Depositary with respect to a Global Security notifies the Company in writing that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation if required thereunder, and the Company does not appoint a successor Depositary within 90 days, (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities of such Series. Upon the occurrence in respect of any Global Security of any series of any one or more of the conditions specified in clauses (i), (ii) or (iii) of the preceding sentence or such other conditions as may be specified as contemplated by Section 3.01 for such series, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, without service charge, (i) to the Depositary or to each Person specified by such Depositary a new Security or Securities of the same series, of like tenor and terms in definitive form and of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Security, and (ii) to such Depositary a new Global Security of like tenor and terms and in a principal amount equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of Securities delivered pursuant to clause (i).”
Section 3.10    Designation of Depositary
Initially, the Depositary for the Notes will be DTC. The Global Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.
Section 3.11    Conversion
The Notes will not be convertible into any other security.
Section 3.12    Definitive Form of Notes
The Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.05 of the Base Indenture.

Section 3.13    Company Reports
The provisions of Section 9.04 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders of the Notes, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Notes.
Section 3.14    Modification of Indenture
The Company may, without the consent of any Holder of Notes, amend this Second Supplemental Indenture in accordance the provisions contained in Article Eleven of the Base Indenture.
Section 3.15    Sinking Fund
The provisions contained in Article Five of the Base Indenture shall not apply to the Notes.
ARTICLE IV
SUBORDINATION
Section 4.1    Senior Indebtedness
(a)The Base Indenture is hereby amended and supplemented with respect to the Notes as follows:
The definition of “SENIOR INDEBTEDNESS” in Section 1.01 is amended in its entirety as follows:
“SENIOR INDEBTEDNESS”: See Section 13.01 hereof.
(b)Section 13.01 of the Base Indenture is amended and supplemented with respect to the Notes by the addition of the following language following the first paragraph thereof:
“SENIOR INDEBTEDNESS” means the principal of and interest on:
(a)all indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is for money borrowed or which is evidenced by a note, bond, indenture or similar instrument;
(b)all obligations of the Company under leases required or permitted to be capitalized under GAAP;
(c)all of the Company’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;
(d)all obligations of the types referred to in clauses (a), (b) or (c) above of another person, the payment of which the Company is responsible or liable as guarantor or otherwise;
(e)any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

(f)all obligations of the types referred to in clauses (a) through (e) above of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); and
(g)amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.
The Notes shall rank senior to all of the Company’s equity securities, including any preferred shares issued by the Company, including its 3.550% Fixed Rate Reset Noncumulative Preferred Shares, Series D, and which it may issue in the future. Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (ii) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Notes, (iii) obligations by the Company owed to its Subsidiaries and (iv) the Company’s 3.625% subordinated notes due December 5, 2024 (the “2024 SUBORDINATED NOTES”) issued under the first supplemental indenture dated December 5, 2014, between the Company, as issuer, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, which supplements the Base Indenture, which 2024 Subordinated Notes shall rank equal to the Notes in right of payment.
Section 4.2    Subordination
The Base Indenture is hereby amended and supplemented with respect to the Notes as follows:
(a)Section 13.02(a) is amended in its entirety as follows: “Upon (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshalling of the assets of the Company, all principal, premium, if any, and interest, if any, due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Notes, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes would be entitled, except for the provisions hereof, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions hereof upon the Senior Indebtedness and the Holders thereof with respect to the Notes and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the securities if received by them, directly to the Holders of Senior Indebtedness (pro rata to each such Holder on the basis of the respective amounts of Senior Indebtedness held by such Holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full in money or money’s worth in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the Holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes. The consolidation of the Company with, or a merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in Section 10.01 hereof shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 13.02(a).”
(b)Section 13.02(b) is amended in its entirety as follows: “In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Section 13.02(a), whether in cash, property or securities, shall be received by the Trustee or the Holders of Notes before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, at a time when a responsible officer of the Trustee or such Holder has actual knowledge that such payment should not have been made to it, such payment or distribution shall be held in trust for the benefit of, and, upon written request, shall be paid over or delivered to, the Holders of such Senior Indebtedness or their representative or representatives, or to the Trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the Holders of such Senior Indebtedness.”
(c)The second sentence of Section 13.02(c) is amended in its entirety as follows: “No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Notes or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Notes, if, at the time of such payment or immediately after giving effect thereto, (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the Holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Notes cease) is given to the Company by the Holders of Senior Indebtedness, and such event of default shall not have been cured or waived or shall not have ceased to exist.”
(d)Section 13.03 is supplemented by adding the following paragraph following the last paragraph: “In matters between Holders of the Notes and any other type of the Company’s creditors, any payments that would otherwise be paid to Holders of Senior Indebtedness and that are made to Holders of the Notes because of such subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the Notes.”
ARTICLE V
MISCELLANEOUS
Section 5.1    Effect of Second Supplemental Indenture
Upon the execution and delivery of this Second Supplemental Indenture by each of the Company and the Trustee, the Base Indenture shall be supplemented in accordance herewith, and Article II of this Second Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 5.2    Ratification of Indenture
The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Notes in the manner and to the extent herein and therein provided. Except as set forth in Article II, the amendments to the Base Indenture set forth in this Second Supplemental Indenture apply solely to the Notes and not to any other series of Securities that may be issued under the Base Indenture. If any provision of this Second Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Second Supplemental Indenture shall control.
Section 5.3    Multiple Trustees
The obligations of the Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Trustee (as defined therein) thereunder.
Section 5.4    Trustee Not Responsible for Recitals
The Recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
Section 5.5    Governing Law
This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 5.6    Severability
In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 5.7    Counterparts
This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Each party agrees that this Second Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Second Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.
Section 5.8    Successors and Assigns
All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 5.9    Trustee
In connection with its appointment and acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Indenture Trustee under the Base Indenture.
ARTICLE VI
TRUSTEE
Section 6.1    Force Majeure
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 6.2    Waiver of Jury Trial
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 6.3    Liability
In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.
AMERICAN EXPRESS COMPANY
By:    /s/ Rosario Perez
    Name: Rosario Perez
    Title: Treasurer
THE BANK OF NEW YORK MELLON
as Trustee
By:    /s/ Leslie Morales
    Name: Leslie Morales
    Title: Vice President

Exhibit A
[FORM OF FACE OF NOTE]
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE FOR DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO AMERICAN EXPRESS COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN EXPRESS COMPANY
4.989% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE MAY 26, 2033

CERTIFICATE NO.	$
CUSIP NO: 025816CX5
ISIN: US025816CX59
CC: 248553642
This Note is one of a duly authorized series of Securities of AMERICAN EXPRESS COMPANY (the “NOTES”), all issued under and pursuant to an indenture (the “BASE INDENTURE”) dated as of August 1, 2007, duly executed and delivered by AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY,” which term includes any successor corporation under the Indenture, as hereinafter referred to), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “TRUSTEE”), as supplemented by the Second Supplemental Indenture thereto dated as of May 26, 2022 (the “SECOND SUPPLEMENTAL INDENTURE” and, together with the Base Indenture, as further amended and supplemented from time to time, the “INDENTURE”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.
The Company, for value received, hereby promises to pay to CEDE & CO., as nominee of The Depository Trust Company, or its registered assigns, the principal sum of             U.S. Dollars ($    ) on the Maturity of the Notes as increased or decreased as provided for in Schedule 1 hereto.
Interest Payment Dates: During the Fixed Rate Period, May 26 and November 26 of each year, beginning November 26, 2022; and during the Floating Rate Period, February 26, May 26, August 26 and November 26, beginning on August 26, 2032.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall have the same effect as though fully set forth at this place.
Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized officers.
AMERICAN EXPRESS COMPANY
By:    _______________________________
    Name:
    Title:
Attest:
By:    _______________________________
    Name:
    Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the 4.989% Fixed-to-Floating Rate Subordinated Notes issued under the within mentioned Indenture.
THE BANK OF NEW YORK MELLON,
as Trustee
By:    ______________________________
    Name:
    Title:
Dated: May 26, 2022

(Reverse of Global Note)
AMERICAN EXPRESS COMPANY
4.989% FIXED-TO-FLOATING SUBORDINATED NOTES DUE MAY 26, 2033
To the extent permitted by applicable law, to the extent that any rights or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture unless otherwise indicated.
1.Principal and Interest. American Express Company, a New York corporation (including any successor corporation under the Indenture hereinafter referred to, the “COMPANY”), promises to pay interest on the principal amount of this Note at the Interest Rate from May 26, 2022 to the Maturity.
This Note will accrue interest during the Fixed Rate Period at the Fixed Interest Rate, payable semi-annually in arrears on May 26 and November 26 of each year, beginning November 26, 2022; and during the Floating Rate Period at the Floating Interest Rate, payable quarterly in arrears on February 26, May 26, August 26 and November 26, beginning on August 26, 2032.
The amount of interest payable on this Note will be computed (a) during the Fixed Rate Period, on the basis of a 360-day year comprising twelve 30-day months and (b) during the Floating Rate Period, on the basis of a 360-day year for the actual number of days elapsed during the period.
2.Method of Payment
Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest, except that interest payable at Maturity will be payable to the person to whom the principal of this Notes is paid.
3.Paying Agent and Security Registrar
Initially, The Bank of New York Mellon, the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.
4.Indenture
The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms.
5.Optional Right of Redemption
The Company may, at its option, redeem the Notes (a) in whole but not in part during the three-month period prior to, and including, May 26, 2032 (the tenth anniversary of the Issue Date), (ii) in whole or in part during the three-month period prior to the Stated Maturity or (iii) in whole but not in part at any time within 90 days following the occurrence of a Regulatory Capital Event, in each case, at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.
6.No Sinking Fund
The Notes will not be subject to a sinking fund provision.
7.Subordination
The payment of principal of and interest on this Note is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Note is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder of this Note, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such Holder upon said provisions.
8.Defaults, Covenant Defaults and Remedies
The Indenture provides for Events of Default and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture as supplemented by Section 3.7 of the Second Supplemental Indenture.
The Indenture provides for Covenant Defaults and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture as supplemented by Section 3.8 of the Second Supplemental Indenture.
9.Amendment; Supplement
The Indenture provides for amendments, supplements and changes with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 3.14 of the Second Supplemental Indenture.
10.Restrictive Covenants
The Indenture provides restrictive covenants with respect to the Notes as set forth in Article Twelve of the Base Indenture.
11.Denomination; Transfer; Exchange
The Notes shall be issued only in fully registered form without coupons in denominations of minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount at maturity of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.
12.Persons Deemed Owners
The registered Holder of this Note shall be treated as its owner for all purposes.
13.Defeasance
Subject to certain conditions contained in the Indenture, the Company’s obligations under the Indenture and some or all of the Notes may at any time be terminated if the Company deposits with the Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Notes to Maturity as such becomes due and payable in accordance with the terms of the Indenture.
14.Authentication
This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.
15.Governing Law
The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 1
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in principal amount of Notes evidenced by this Global Note	Amount of increase in principal amount of Notes evidenced by this Global Note	Principal amount of Notes evidenced by this Global Note following such decrease or increase	Signature of authorized officer of agent